Exhibit 10.1

December 16, 2019
Ms. Rebecca Jacoby
Via electronic mail

Dear Rebecca:

We are pleased to offer you the opportunity to serve on the Board of Directors (the “Board”) of Quantum Corporation (“Quantum”), effective upon your signature on this letter.

Under the current Board compensation program, your Board retainer will be $50,000 per annum. Additionally, as a member of each of the Audit Committee and the Leadership and Compensation Committee, you will receive additional cash retainers of $12,500 per annum and $10,000 respectively. These retainers are paid in cash, generally in quarterly installments, and will be prorated for partial periods of service. Quantum will also reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $113,700.00 be awarded to you, which is the pro-rated equivalent of our standard annual equity award for non-employee directors. The number of RSUs to be awarded will be determined based on the company’s closing stock price on the first trading day of the month following appointment. These RSUs will vest 100% on the earlier of one-year from the approval date of the award, or the date of the Company’s next annual stockholder meeting. Once the grant of RSUs has been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator. If you remain a Board member, you will receive an annual stock grant thereafter, currently set at a total value of $125,000 per annum. Details regarding the annual stock program are subject to change.

Last, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program. If you are interested in further information about this program, please let us know and we will forward it to you.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them to Regan MacPherson via email at regan.macpherson@quantum.com, or by mail to: Regan MacPherson, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you.

Sincerely,

/s/ Jamie L. Lerner
Jamie L. Lerner
President & CEO
jamie.lerner@quantum.com
415.218.3714

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, copies of which will have been delivered to me electronically, including those described in Quantum’s “The High Road: Business Conduct and Ethics Policy”, Insider Trading Policy, and Corporate Governance Principles.

Signed:	/s/ Rebecca J. Jacoby	Date: December 16, 2019
Rebecca J. Jacoby
CC: Legal Department
Human Resources